Administrative Plan
Effective May 14, 2026
The benefits under this Plan are offered by AT&T Inc. (“AT&T”) to persons who have been identified by AT&T as executive officers of AT&T under Rule 3b-7 of the Securities Exchange Act of 1934 (“Executive Officers”).
Administration of Plan. The Plan or the benefits hereunder may be modified or terminated by the Human Resources Committee in its sole discretion at any time.
Except to the extent otherwise provided herein, the Senior Executive Vice President responsible for Human Resources (or the successor to such position) shall be the Administrator of the Plan and will administer the Plan, interpret, construe and apply its provisions in accordance with its terms. The Administrator, in his or her sole discretion, may establish, adopt or revise rules, as he or she may deem necessary or advisable for the administration of the Plan, including the allocation or limitation of benefits.
The Administrator may adopt another plan or plans, not to exceed the benefits included herein, for the benefit of non Executive Officer employees or former employees of AT&T and/or its subsidiaries, as the Administrator may determine in his or her sole discretion and on such terms and conditions as the Administrator shall determine. In addition, the Administrator may provide current or former non Executive Officer employees with:
(a) an amount equal to that necessary to offset the Federal, state and local income taxes, as well as associated employment taxes, of the recipient (including taxes on tax reimbursements) resulting from the benefits in such plan or plans, other than (1) the monthly automobile allowance, and (2) personal use of aircraft; and/or
(b) social club and country club memberships as approved by the CEO or the Administrator (without the limits otherwise provided in this Plan).
The benefit under (a), above, shall also apply to Executive Officers who retired prior to 2010. The Administrator may, from time to time, revise the plan solely to increase the financial limits on benefits, not to exceed the corresponding proportional increase in the consumer price index from January 1, 2003, through the date of change.
All decisions of the Administrator shall be final and binding unless the Board of Directors or its delegate should determine otherwise.
No Employment Rights. Nothing herein shall constitute a contract of continuing employment or in any manner obligate AT&T or any Executive Officer to continue the employment relationship of, or obligate an Executive Officer to continue in the service of AT&T or any Affiliate.
Non-Transferability. No recipient of benefits under this Plan nor any other person shall have any right to sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey any of the benefits hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.

Notice. Any notice required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by certified mail, to the principal office of AT&T, directed to the attention of the Senior Executive Vice President-Human Resources. Any notice required or permitted to be given to any other person shall be sufficient if in writing and hand delivered, or sent by certified mail, to the person at the person's last known mailing address as reflected on the records of his or her employing company. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or on the receipt for certification.
Validity. In the event any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this plan.
Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of Texas to the extent not preempted by the Employee Retirement Income Security Act of 1974, as amended, and regulations thereunder ("ERISA").
Automobile. Each Executive Officer may receive the use of a four-door automobile or an automobile allowance and expenses associated with the operation of the automobile. The Administrator shall determine the amount of the allowance for each Executive Officer provided that the allowance shall not exceed $2,000 per month.
Company Services. Each Executive Officer may receive reasonable communications and entertainment services. Such services shall only be provided by AT&T, except wireline and Internet services where AT&T service is not reasonably available.
Financial Counseling. Executive Officers may receive income tax preparation services and financial planning services from a list of designated providers not to exceed $14,000 per year.
Estate Planning. Executive Officers may receive estate planning documentation services not to exceed $10,000 per year. The Estate Planning limit restarts in the event of a company-initiated relocation to another state.
Annual Limits. Expenses will be charged against the annual limits for the calendar year based on the date of the invoice.
Clubs. Executive Officers may receive social club and country club memberships (along with transfer fees and assessments) as approved by the CEO or the Administrator. Executive officers, but not persons other than Executive Officers, shall be limited to transferable country club memberships and shall not receive other country club fees, including dues.
AT&T does not reimburse for any expenses incurred in connection with a membership in a club that discriminates in its membership policies based on race, creed, gender or ethnic origin. The Administrator shall report annually to the Human Resources Committee any changes in memberships for the Chief Executive Officer.
Executive Protection. Based upon the concern for the security of Executive Officers, the need to secure their optimum availability for business purposes and to permit uninterrupted communications between them, the Executive Officers are authorized to receive home security services, and, whenever feasible, to use AT&T provided aircraft in connection with business travel. For the same reasons, the Chief Executive Officer may use such aircraft for personal travel. Other Executive Officers may also use such aircraft for personal travel where the Chief Executive Officer, in his or her sole discretion, deems such personal use appropriate.
Except where prohibited by law, Executive Officers shall be required to reimburse the Company for the incremental cost of personal use of AT&T provided aircraft, subject to any exemption that the Human Resources Committee may provide for the Chief Executive Officer. For Executive Officers other than the Chief Executive Officer, the Chief Executive Officer may determine, in his or her sole discretion, that such reimbursement is not required.
Retirement. Upon the Retirement of an Executive Officer, he or she may receive up to an additional amount for financial consulting reasonably in connection with his/her Retirement, as follows: In any given year, for retirements occurring:
1. from January 1 through June 30 (inclusive), the amount will be $20,000 in the calendar year of retirement;
2. from July 1 through November 30 (inclusive), the amount will be $10,000 in the calendar year of retirement and $10,000 in the immediately following calendar year; and
3. from December 1 through December 31 (inclusive), the amount will be $20,000 in the year following retirement.
A Retired Executive Officer shall continue to receive the communications benefits until death and his or her survivor shall receive the communications benefit for twenty-four (24) billing cycles after the Executive Officer’s death.
Executive Officers who retire:
1.on or before December 31, 2009, shall continue to receive the financial counseling and estate planning benefits until his or her death.
2.on or after January 1, 2010, shall continue to receive the financial counseling and estate planning benefits for up to 36 months following retirement or until his/her death.
After the death of an Executive Officer or Retired Executive Officer, his or her survivor shall receive the communications benefit for twenty-four (24) billing cycles after the Executive Officer or Retired Executive Officer’s death and shall receive the financial counseling and estate planning benefits for the remainder of the year of death and the immediately following calendar year. In a Retired Executive Officer’s final calendar year of eligibility, the Annual Limits shall be pro-rated on a monthly basis, based on the number of full or partial months the Retired Executive Officer worked in the calendar year of Retirement divided by twelve (12).

3